Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(i)	the Registration Statement (Form S-8 No. 333-196292, as amended) pertaining to the 2014 Equity Participation Plan of Civeo Corporation,

(ii)	the Registration Statement (Form S-8 No. 333-211393) pertaining to the Amended and Restated 2014 Equity Participation Plan of Civeo Corporation and

(iii)	the Registration Statement (Form S-3 No. 333-212754, as amended) pertaining to the registration of common shares, preferred shares, debt securities and warrants of our reports dated February 23, 2018, with respect to the consolidated financial statements of Civeo Corporation and the effectiveness of internal control over financial reporting of Civeo Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Houston, Texas
February 23, 2018